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                                                                     Exhibit 11.

MICROSOFT CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share)

                                                             Three Months Ended    Nine Months Ended
                                                                  March 31             March 31
                                                               1994     1993         1994     1993
                                                               ----     ----         ----     ----
Weighted average number of common shares outstanding             286      280          284      276
Common stock equivalents from outstanding stock options           18       24           20       26
Average common and common stock equivalents outstanding          304      304          304      302
                                                               =====    =====        =====    =====
Net income                                                     $ 256    $ 243        $ 784    $ 688
                                                               =====    =====        =====    =====
Earnings per share(1)                                          $0.84    $0.80        $2.58    $2.28
                                                               =====    =====        =====    =====

(1) Fully diluted earnings per share have not been presented because the effects are not material.




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